Exhibit 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q3 2019 Earnings Call

Company Participants:

T. Wilson Eglin, Chairman and Chief Executive Officer

Beth Boulerice, Executive Vice President, Chief Financial Officer and Treasurer

Brendan Mullinix, Executive Vice President

Lara Johnson, Executive Vice President

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good day, and welcome to the Lexington Realty Trust Third Quarter 2019 Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the call over to Heather Gentry of Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to Lexington Realty Trust’s Third Quarter 2019 conference call and webcast. The earnings release was distributed this morning, and both the release and quarterly supplemental are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions; however, certain factors and risks, including those included in today’s earnings press release and those described in reports that Lexington files with the SEC from time to time could cause Lexington’s actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and quarterly supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to Adjusted Company FFO refer to Adjusted Company Funds from Operations available to all equityholders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

On today’s call Will Eglin, Chairman and CEO, Beth Boulerice, CFO, and Executive Vice Presidents Brendan Mullinix, Lara Johnson, and James Dudley will provide commentary focused on third-quarter results. I will now turn the call over to Will.

T. Wilson Eglin:

Thanks, Heather. Good morning everyone. Third quarter results were strong and we had solid execution in all areas of our business, with investments, dispositions, and leasing contributing to a successful quarter. I would like to highlight four key themes that are not only important to our current business plan, but also to the future growth of Lexington.

First, we remain committed to becoming a single-tenant, net-leased industrial REIT focused primarily on high-quality, warehouse and distribution centers. Substantial progress has been made over the last few years on improving our investment profile, and at quarter end, our industrial portfolio exposure represented 78% of our gross book value. We expect this number to increase to a range of 80-85% by year-end, with the swing factor being the timing of the potential sale of our Dow Chemical office property and fourth quarter acquisitions. I’d also like to highlight that effective October 31st, MSCI reclassified Lexington within their suite of indices from a diversified REIT to an industrial REIT as the majority of our revenue is being derived from industrial assets.

Second, robust investment and disposition activity has been and will continue to be a primary focus as we execute on our business plan. Investment activity to date, including closings subsequent to the quarter, totals nearly $500 million dollars, with approximately another $165 million under contract to close by year-end. During the quarter, we issued approximately 13 million common shares through an equity offering and our ATM program for net proceeds of $132 million dollars. The proceeds of these capital transactions were primarily used to fund new investments, including the $180 million dollar three-property e-commerce industrial portfolio we closed on in mid-September.

We have exceeded the initial low-end range of our 2019 disposition plan with sales of $463 million dollars to date, which includes the successful closing of our Preferred Freezer facility at the very end of the quarter. As a refresher, we acquired the property in 2015 for $152 million dollars and sold it for $244 million dollars. This sale provided us with substantial, well-priced capital for reinvestment into warehouse and distribution facilities at modestly higher cap rates. We are in discussions with a potential purchaser for our Dow Chemical facility, although we cannot be certain if or when this sale will close. If Dow does end up closing this year, we may approach or exceed the high-end of our 2019 disposition plan range of $750 million dollars. Over the next few years, we will continue to dispose of our remaining office and other non-core assets. Inclusive of Dow, we are targeting approximately $400 to $550 million dollars of sales for the remainder of 2019 through year-end 2020. We believe next year’s sales, along with acquisitions, will likely increase our industrial exposure to over 90% of gross book value by year end 2020.

Third, we intend to maintain a strong balance sheet with low to moderate leverage. Net debt to Adjusted EBITDA at quarter end was 4.8 times. While leverage will fluctuate quarterly due to timing of sales and purchases, we have an on-going interest in maintaining balance sheet flexibility. We still expect the majority of acquisitions to be funded by disposition proceeds through 2020. That said, our capital markets activities are evidence that we will take the opportunity to raise modest amounts of equity for industrial property investments from time to time, depending on our share price.

Finally, we are building our industrial portfolio to provide for both capital appreciation and income growth, supported by consistent cash flows and lower operating costs. With these objectives in mind, we continue to make significant improvements each quarter that we believe are beginning to be reflected in our overall financial and operational performance, as well as an improved share valuation. These initiatives as a whole have positioned the company to begin to grow the dividend as evidenced by this morning’s announcement that we are increasing our annualized dividend to $0.42, up a penny from $0.41, commencing with the fourth quarter 2019 dividend paid in January 2020. Subject to board approval, shareholders should expect annual modest dividend growth going forward consistent with today’s announcement. We also announced this morning that we are increasing the low-end of our 2019 guidance range by a penny to a revised range of $0.77 to $0.80 cents per share.

With that, I’ll turn the call over to Brendan to talk more specifically about investments.

Brendan Mullinix:

Thanks, Will. We continued to have strong momentum on the acquisition front during the third quarter, closing on another $180 million dollars of new warehouse product at average GAAP and cash cap rates of 5.7% and 5.0%, respectively. This activity consisted of a 2.4 million square foot three-property e-commerce portfolio located within an established logistics submarket of Cincinnati. This is a new market for us, but Cincinnati is a market we have considered for some time because it works so well for e-commerce users.

All three Class A properties were recently constructed and feature modern specs typical of newer generation warehouse and distribution facilities. The tenants and guarantors represent recognized brands, including Amazon, Hayneedle-a Walmart subsidiary, and Blue Buffalo - a division of General Mills. The portfolio has a weighted-average lease term of 9.3 years. Annual escalations for all three properties range from 2% to 2.3%. As we have added more general purpose Class A warehouse/distribution assets with good credit tenants to our portfolio, our industrial portfolio investment grade tenancy has reached nearly 46%.

Subsequent to quarter end, we closed on three additional Class A industrial warehouse facilities for an aggregate of $53 million dollars. Two of the properties were acquired as a portfolio and are both located within an established industrial park in a Greenville/Spartanburg submarket close to I-85 and the Greer Inland Port. Annual rental escalations on these properties are very attractive at approximately 2. 6%.

The third facility, which is located in Phoenix’s most active submarket, is part of a two-property portfolio, with the second property to close during first quarter 2020. This is a market we continue to be excited about due to its growth prospects, the strong labor pool, and its position as a lower cost alternative to some of the higher priced West Coast markets. This property has annual rental escalations of 2.5%.

To date, 2019 investment volume totals $493 million dollars at weighted-average estimated GAAP and cash cap rates of 5.7% and 5.4%, respectively. We have accepted offers on approximately $219 million dollars of industrial properties, of which approximately $165 million dollars is expected to close this year, with the remaining scheduled to close in the first or second quarter of 2020. We are also reviewing over $400 million dollars of other industrial investments in the market, and as discussed last quarter, we continue to selectively explore some speculative development opportunities.

I’ll now turn the call over to Lara to discuss dispositions.

Lara Johnson:

Thanks, Brendan. Strong disposition activity during the quarter contributed to the substantial progress we have made in disposing of assets included in our 2019 disposition plan. During the quarter, we sold approximately $329 million dollars of consolidated properties, of which $244 million dollars was attributable to the Preferred Freezer cold storage facility. The remaining five non-core asset sales included three office properties and two retail properties. Pricing on these sales was extremely attractive at weighted average GAAP and cash cap rates of 6.0% and 4.8%, respectively. Annualized NOI on the assets sold during the quarter was $15.7 million dollars.

During the quarter we also sold three non-consolidated office properties for gross proceeds of $108 million dollars and satisfied approximately $72 million dollars of non-recourse debt.

To-date, we have disposed of $463 million dollars of consolidated properties at weighted-average GAAP and cash cap rates of 6.0% and 5.0%, respectively and approximately $177 million of joint venture properties. We currently have approximately $120 million dollars of consolidated assets either under contract or with an accepted offer, although not all of these sales are expected to close this year. In addition, we continue to actively market several other assets for sale.

Our 2019 disposition plan currently contemplates the sale of our Dow Chemical office building. We have received an off-market expression of interest that we are considering, however, should a sale pursuant to this interest not materialize, we intend to market the property later this year, more likely, early in the first quarter of 2020.

Looking ahead, we will remain active on the disposition front in 2020, although we expect activity and pricing to moderate in comparison to this year. As Will indicated, based on what is left to sell in our office portfolio, we expect to dispose of approximately $400 and $550 million dollars of non-core properties between now and year-end 2020. These sales will move us even closer to our target of being a 100% single-tenant, net-lease industrial REIT.

With that I will turn the call over to James who will provide an update on leasing.

James Dudley:

Thanks Lara. We executed several lease extensions during the quarter, which made up the majority of the 1.6 million square feet leased. Our overall leased portfolio stayed fairly consistent at 97.4% when compared to last quarter at 97.7%. This slight decrease is primarily due to the small industrial vacancy we have in Thomson, Georgia. Our industrial leased portfolio is very healthy at 99%, while our office portfolio is 84% leased. Total leasing volume year-to-date is 4.3 million square feet and we have done a great deal of work around the remaining lease expirations we have coming due over the next couple of years.

Same-store NOI was down 1.8% for the nine months ended September 30, 2019, and when stripping out vacancy, it was a positive 0.2%. As indicated on our last earnings call, continued negative same-store NOI is largely a function of marking office rental rates to market following lease extensions or vacancy. Our same-store NOI growth profile should improve as we continue to reduce our office exposure. As of September 30, 2019, 82% of our cash base rent in our industrial portfolio is generated from leases with rent escalations.

On the industrial side, we executed two lease renewals during the quarter. In our 1.2 million square foot Michelin facility in Laurens, South Carolina, the lease was extended for two months, and then extended subsequent to the quarter for another six months, to now expire at the end of September 2020. This resulted in a 3% increase to the current base rental rate. We view this as a very positive development as we had anticipated Michelin would be moving out in January 2020. We are currently pursuing a number of prospects to back fill the space. We also executed a two year extension with a tenant that is occupying 73,500 square feet in our multi-tenant facility in Antioch, Tennessee.

On the office side, we extended T-Mobile in Mission, Texas for five years at the same rental rate with no TI costs and we will now prepare to market the property for sale. Additionally, we extended our lease with Morgan Lewis through January 2024. If you recall, Morgan Lewis announced that it is building a new office property, and will be moving out of our office building after their three-year extended lease term. The rent will increase next year, and then decrease modestly during the extended lease term, which was achieved without any TI allowances or abatements. The extended lease term provides us time to explore all potential options to maximize the value of this central business district property.

Our three remaining 2019 office expirations have or are being addressed through an expected sale or lease. We closed on the sale of our Indianapolis, Indiana property, formerly occupied by John Wiley, and our Midlothian, Virginia property, currently occupied by Alstom Power is anticipated to close later this year. We also executed a direct lease with the former sub-tenant in our Lenexa, Kansas property for just under 11 years subsequent to quarter end, and will now look to market the property for sale as the extended term supports a value over the non-recourse debt balance.

Looking ahead to 2020, we have one remaining office lease expiration. Oce-USA Holdings in Boca Raton, Florida will be moving out at the end of their lease term in February 2020, and in the worst case scenario, this property would be conveyed to the lender unless we can achieve value over the debt balance in a sale.

On the industrial side, we have one remaining 2019 lease expiration in our Moody, Alabama facility, which is currently being marketed for sale or lease. We currently have a prospective buyer, but we are also pursuing several leasing prospects. Moving onto 2020 industrial expirations, lease renewal discussions are active in many cases, although warehouse/distribution tenants tend to renew their leases much closer to the actual lease expiration compared to office users. On a positive note, we are not in a defensive mode as we often are with office renewals, and have in many cases been able to push rents higher as leases are extended. As evidenced in the third quarter, industrial leasing spreads on the 1.2 million square feet of leases extended increased approximately 5% on both base and cash base rents.

Looking at the seven remaining 2020 expirations a little more specifically, we have good visibility on some, while others it is a bit too early to tell. We are currently negotiating with Mars in Atlanta for a five-year renewal, and we expect rent will go up in this case. Preliminary discussions for a renewal have begun with ODW Logistics in Columbus, Ohio. In our Tampa, Florida facility, Time will not be renewing post their June 2020 lease expiration, but this is a high demand market and we anticipate re-leasing the facility fairly quickly.

We are negotiating a sale to Mimeo, who currently occupies our Memphis, Tennessee facility through September 2020. For both Unilever in Owensboro, Kentucky and Geodis in Statesville, North Carolina, whose leases don’t expire until December 2020, we don’t have clear visibility quite yet, but we believe both are likely renewals.

Quickly touching on vacancies, we believe we have a very promising user buyer prospect at our 197,000 square foot industrial facility in Henderson, North Carolina. We are also currently marketing our recently vacated Thomson, Georgia industrial facility for sale or lease. Initial market feedback has been positive and we are hopeful that this vacancy will be resolved quickly.

With that, I will now turn the call over to Beth who will discuss financial results.

Beth Boulerice:

Thanks, James. For the third quarter, net income attributable to common shareholders was $142 million dollars, or $0.59 cents per diluted common share and Adjusted Company FFO was $49 million dollars, or $0.20 cents per diluted common share. Our Adjusted Company FFO payout ratio was 51.3% at quarter end, allowing us to retain ample capital to reinvest in growth opportunities.

Gross revenues in the third quarter were $82 million dollars compared to gross revenues of $100 million dollars in the third quarter of 2018. This reduction is primarily a result of changes to our portfolio and balance sheet from our transition to becoming a 100% single-tenant, net-lease industrial REIT. Property operating expenses were $10.6 million dollars for the quarter.

In the third quarter, tenant reimbursements were $7.7 million dollars and represented approximately 73% of our property operating expenses. G&A expenses were $7.8 million dollars in the quarter. We expect overall 2019 G&A to be within a range of $31 to 32 million dollars.

Leasing costs and tenant improvements were approximately $7 million dollars in the third quarter, and we anticipate additional costs within a range of $4 and $6 million dollars for the remainder of the year. This is always subject to change due to a variety of factors, including the timing of the completion of the improvements.

Our balance sheet remains in excellent shape. At quarter end, we had approximately $134 million dollars of cash, including restricted cash. During the quarter, we fully repaid our revolver balance and currently have $600 million dollars under our revolver available for use. As discussed on last quarter’s call, we also recently extended our $300 million dollar term loan to 2025, so we have no meaningful debt due until 2023.

Leverage at quarter end was 4.8 times net debt to Adjusted EBITDA, quite a bit lower compared to the previous quarter at 5.7 times. Attractive sales proceeds and our capital markets transactions contributed to this lower figure and our conservative balance sheet posture. We anticipate fluctuations in leverage depending on borrowings needed to fund acquisitions given the timing of asset sales.

Our consolidated debt outstanding at quarter-end was approximately $1.3 billion with a weighted-average interest rate of approximately 4% and a weighted-average term of 7.6 years. Unencumbered NOI represented more than 83% of our overall portfolio at quarter end.

As Will mentioned previously, during the quarter, we executed on two capital markets transactions. This included a 10 million common share equity offering, which generated net proceeds of $100.7 million dollars. We also issued 3 million common shares under our ATM program, which raised net proceeds of $31.1 million dollars. As a result of these transactions, our current diluted weighted-average share count is now estimated to be 254 million common shares.

With that, I’ll turn the call back over to Will.

T. Wilson Eglin:

Thanks Beth. I will now turn the call over to the operator who will conduct Q&A.

Operator:

Thank you. We will now begin the question and answer session. (Operator Instructions) Today’s first question comes from Shelia McGrath of EvercoreISI. Please go ahead.

Shiela McGrath:

The acquisitions in the quarter were all in Cincinnati. I was wondering if that was a portfolio that was negotiated together. And if you could talk about your confidence in the 1 tenant which expires in 2023 of the remaining in the asset?

Brendan Mullinix:

Sure, Sheila, it's Brendan. That is correct. It was a single transaction, a portfolio transaction that was marketed fully. In terms of the shorter lease term, we do feel good about the likelihood of renewal in that case. The Blue Buffalo building services, the distribution requirements. In part, Blue Buffalo occupies a couple of other buildings in the market, but they service a manufacturing facility for Blue Buffalo that's about 50 miles away in Indiana.

Sheila McGrath:

Okay, great. And then on the office dispositions on the sales out of the JV, the yield was -- seemed very strong at 6.1%, and Atlantic Health look like a 5% cap rate. Did you extend leases on those assets? And how should we think about asset sales out of that venture going forward?

Lara Johnson:

Okay. It's Lara Johnson. You're absolutely right that those were sold at very attractive cap rates. By design, we selected the properties that we thought had the strongest market power for sale immediately after the formation of the venture. So those assets are among the strongest in the joint venture portfolio, three Denver assets as well as the sale of Atlantic Health to the tenant. So going forward, we are managing to achieve some lease extensions on joint venture assets, which will enhance the salability and pricing on those. But as I said, those that have been sold thus far were primed for the market.

Sheila McGrath:

Okay, great. And then just on capital expenditures. Beth, you gave us your outlook for fourth quarter at $4 million to $6 million, can you just remind us where does that put the total for the year at? And how should we think about that same line item in 2020 just in magnitude of just to show us how shifting to industrial will improve the CapEx profile of the company?

Beth Boulerice:

Sure, Sheila. For the year, that -- the tenant improvement and lease costs will come in somewhere to $20 million to $22 million for 2019. But as we look ahead, you're right, as we get out of the office and into the industrial, the figure will come down. As of now, we're projecting somewhere between $10 million and $15 million per TIs and lease costs for 2020. And then in the future, that number should even come down further.

Operator:

The next question is from John Guinee of Stifel.

John Guinee:

Can you hear me?

T. Wilson Eglin:

We can

Beth Boulerice:

Yes.

John Guinee:

Sheila did a great job answer -- or offer of all my questions. So just a curiosity, two curiosity questions. One is 30 Light. I'm surprised I didn't notice before, why is that still on your books, what is 30 Light in Baltimore?

Brendan Mullinix:

We own an interest in a ground lease below the parking structure across the street from 100 Light Street.

John Guinee:

Okay. And is that -- there a reason you would continue to own a ground lease position?

Brendan Mullinix:

It's -- we view it as a very secure investment. In that case, it's actually a joint venture. We don't own 100% of the asset.

John Guinee:

Okay. Okay. And then the second, Morgan Lewis, a slight rent roll down, even though you know they're going to move out in three years. Why would there be a rent roll down, just out of curiosity, as opposed to really squeezing them and doubling their rent because they really can't go anywhere?

James Dudley:

Yes, it was the language in the renewal option. So there's an arbitration clause in the renewal option that, frankly, confined it to a very small portion of the downtown market. And as we ran the comps, it's kind of a scary situation to potentially have it go down even further. So there were some comps that also worked against Morgan Lewis, so it was kind of they thought there was risk. We thought there was risk, and we kind of settled on a number that didn't expose the risk to either party as opposed to going through the arbitration process.

John Guinee:

Great. Okay. And then just based on some of your CapEx guidance for 2020, it looks like your dividend should be fairly well covered. One, correct me if I'm wrong. And then two, why a 2.4% dividend increase versus maybe more like a 4% or 5% annual dividend increase.

T. Wilson Eglin:

Well, you're right, John, the dividend is extremely well covered. And when we resized it earlier this year, we did that with a bias toward having extremely strong coverage. And a lot of retained cash flow going forward to reinvest in the business and improve the growth profile going forward. So $0.01 at 2.4% is above the rate of inflation. We think that's certainly sustainable in perpetuity. And there may be a point in the future where we revisit that. With a view toward faster growth. But for now, I think the twin objectives of having, right, sustainable dividend growth, combined with very strong coverage and lots of retained cash flow, are -- I think that's a desirable characteristic.

Operator:

The next question is from Jon Petersen of Jefferies.

Jonathan Petersen:

Great. Maybe just to kind of stick on the dividend. I'm curious if you could kind of talk about maybe how much capital gains will be in this year's dividend or maybe more specifically, there's obviously a lot of gains on the Preferred Freezer sale, were you able to offset all of that with -- with some of the other acquisitions or losses from the other dispositions, I guess.

T. Wilson Eglin:

Yes, we've been fully able to defer our gains via 1031 exchange, so not expecting that there's any capital gain distribution in this year's payout.

Jonathan Petersen:

And then acquisitions this quarter, despite a decent amount of dispositions, seemed to be pretty self-funded through the equity that you issued through the offering plus the additional ATM issuance. I guess, how -- as we think into next year and think about maybe where your stock prices at, I think our NAV and consensus is somewhere around $10 a share. So you get a premium to that. If that holds, do you think about funding your business going forward, the acquisitions with incremental equity because you can? Or should we still expect acquisitions to be mostly funded with -- from proceeds from dispositions?

T. Wilson Eglin:

Well, we'll have to see what the opportunity set is next year, right? I mean, having a higher share price in relation to NAV makes growth easier. So -- but as we said, it's been a competitive marketplace, Jon, where if anything, the trend has been cap rate compression. So we'll have to wait and see, but we're not averse to utilizing the equity when -- now that it's trading better than it has. There's certainly an argument, if you look at some of the premiums that other net lease companies trade at. There's certainly an argument that we could trade at a bigger premium, and we're sympathetic to that point of view and have the balance sheet capacity to let that proposition play out if we want to.

Jonathan Petersen:

Okay. All right. That's helpful. And then maybe just one more. You talked about the competitive market. I was curious, maybe just for Brendan, if you could talk about the gap between seller and buyer expectations today versus what it's been in recent years in terms of cap rate expectations.

Brendan Mullinix:

I don't know that there is a gap. I mean, it's a very competitive market, and it's a good market to be a seller in. And so in a competitive process, that's really what ticks pricing so...

Jonathan Petersen:

Do you have the same view on the GAAP? Because you guys are obviously a seller and an acquirer in the market, do you find that people tend to pretty much agree on valuations?

Lara Johnson:

Yes. On the disposition front, we're obviously selling a different type of asset than we're acquiring. So I think it is a different set of circumstances on the disposition side, and I think it really is dependent on the nature of the asset, the market, the duration of lease, credit quality of the tenancy. So it's not easily generalized on the disposition side, given the nature of the assets we're selling. There is a strong demand for longer-term leases even in the office space, with reasonably good credit. There seems to be more and more capital available for those assets. But when you get into the shorter terms or more remote markets, it's tougher, needless to say, as a seller.

Operator:

The next question is from Todd Stender of Wells Fargo.

Todd Stender:

And then maybe coming back to Brendan. Did I get the cash cap rate right for the industrial buildings in Cincinnati? Was that a blended -- really was a portfolio, about 5.4%.

Brendan Mullinix:

The cash cap rate was approximately 5%.

Todd Stender:

Five percent, got it. Okay. In those assets, so you've got three different leases, are they all triple net?

Brendan Mullinix:

They're all net. Correct.

Todd Stender:

Okay. And then just looking at the Michelin building, I heard your comments. So there's a lease extension now well into 2020. But your comments from last quarter, it sounds like they were going to consolidate into a new facility. Any color of what Michelin's going to do? And then how does the current rent do you think compare to maybe what the market is.

Brendan Mullinix:

Yes, sure. So I think the plan is still to consolidate it in Greer. I think it's just been delayed. The logistics of getting that many tires out of the facility and moving them into a new facility, it's just taking some time. We are hopeful that maybe it takes some more time, and they need to stay in the facility longer, but we're planning for them to ultimately move out now in September. The rate is pretty comparable to what we should see with a replacement tenant. If it were a single tenant, if we end up multi tenanting the building, we may be able to push rate there into the 3s.

Todd Stender:

All right. That's helpful. And then when you look at where industrial is going to be, I guess, that by year- end 2020, we had been kind of tracking you guys on a revenue basis, but I think your comments were on a gross book value basis where do you think you'll be on a revenue basis by the end of 2020?

Brendan Mullinix

There's plus or minus 85%. It trails book value a little bit, and we'll continue to do so.

Todd Stender:

Okay. Just finally, there's been a natural deleveraging with your disposition proceeds, certainly you're meeting your secured debt paying off that piece, and then you're getting away from office. So these are all good things according to a rating agency. Where do you -- where would you like to be? Are you planning on maybe lobbying for a better rating next year where -- where does your cost of debt ultimately shake out?

T. Wilson Eglin:

I think we're happy overall with the ratings. I would think that getting further -- further out of office and more into industrial will help from an asset quality standpoint. Size will be an important consideration if we're going to lobby for better ratings. That said, I would think there's an opportunity to revisit the rating with S&P first, and we'll work on that in 2020.

Operator:

Next question is from John Massocca of Ladenburg Thalmann.

John Massocca:

So outside of the Dow Chemical office, which kind of sounds like a fairly opportunistic disposition, given the kind of remaining lease term, what kind of cap rate are you expecting on the remaining, let's say, around $300 million of dispositions that you kind of are planning for between now and the end of 2020, especially given a good chunk of that NOI is coming due, let's say, in the last 5 years?

Lara Johnson:

Right. John, this is Lara Johnson. It obviously will depend on the timing and composition of the ultimate set of dispositions, but we're hoping to be at an 8 cap.

John Massocca:

Okay, very helpful. And then understanding that you might be somewhat limited in what you can say on this, given the litigation around the Cummins lease, what kind of range of outcomes can we expect there? Will there be any impact from that if it's kind of resolved?

Beth Boulerice:

This is Beth. As we are in litigation, we are limited to what we can say regarding it. We are not recording rent on the asset. Currently, the court is collecting rent on behalf into a court administrated account. And given the inherent uncertainty in litigation and the fact that it's in the early stage of the litigation, we're not going to record any revenue at this time.

Operator:

Okay. The next question is from Jamie Feldman of Bank of America Merrill Lynch.

Jamie Feldman:

I know you had talked about kind of staying within certain leverage levels, but can you remind us what your -- the high end of your leverage target would be as you go through this plan?

T. Wilson Eglin:

Yes, we sort of thought that the upper end of the band would be around 6x. And obviously, we're quite low in relation to that.

Jamie Feldman:

Okay. And then as you think about the assets and target to sell next year, I think you said somewhere between $450 million and $550 million, any thoughts on what the target yield might be or cap rate might be on those assets?

Lara Johnson:

Yes. This is Lara. As I mentioned before, it will ultimately depend on the timing and composition of that pool, but we're hoping to be at an eight cap.

Jamie Feldman:

Could be below an a cap?

Lara Johnson:

Yes.

Operator:

[Operator Instructions]. The next question is a follow-up from Sheila McGrath of Evercore ISI.

Sheila McGrath:

I guess, on the Morgan Lewis building, do you plan to reposition that, even though it's an office asset to add -- invest more capital? Or what's the long-term plan there?

Lara Johnson:

Sheila, it's Lara again. So James and I are working together on this, and we're in the early stages of exploring strategy for the asset. Obviously, we have some time with the Morgan Lewis extension. We have invested a substantial amount of capital. As you know, in the asset. So we're really exploring all the different possibilities, including an investor sale, user sale, even leasing possibilities. So there's thus far a significant amount of inbound interest on the asset as we expected. So we'll be spending the next quarter or so, formulating a strategy for the asset to implement.

Sheila McGrath:

Okay. And then on Dow Chemical, can you remind us the loan-to-value on that disposition, by selling that that also will be a deleveraging event. Am I correct on that?

T. Wilson Eglin:

Yes. The debt is around $184 million or so. And recall that the construction cost in that facility was $165 million, and we leveraged it out with $197 million in proceeds before construction was finished. So that essentially monetized almost all of the cash flow from the lease. So we -- as we've mentioned, we do have an inbound expression of interest, but that asset is probably roughly 90% leveraged. So to the extent the sale gets done, a lot of debt would come off the balance sheet. And honestly, the after debt service cash flow is only about $250,000 a year to us. So it would be a very good outcome.

Sheila McGrath:

Okay. And last question, I apologize if you already touched on this. On the Thomson, Georgia asset, that's a new vacancy. What are your plans there and tenant prospects?

T. Wilson Eglin:

Yes, sure. We're open for all options there. It's a very functional building. In between Augusta and Atlanta, and we've just gotten started marketing it because of the Chapter 11 bankruptcy kind of tied things up for a bit. But the initial reception has been positive, and we're hopeful to lease it. We'd also be open to a potential user sale if a user comes along first that wants to purchase it, but we're very hopeful.

Sheila McGrath:

Were the -- in-place cash rents that you disclosed in the supplemental, were they about market? Or what do you think?

T. Wilson Eglin:

So I guess, market rent there is a little bit of a mixed bag because it depends on if we land a manufacturing tenant or if we land a warehouse tenant, so it can fluctuate by several dollars per square foot, depending on what the ultimate use is.

Operator:

Next, a follow-up from John Massocca of Ladenburg Salmon.

John Massocca:

Just a quick balance sheet question. Because there's been a lot of refinancing of kind of debt with some of your peers. I mean, how do you look at maybe the trust preferred as a potential to kind of take out with some long-term fixed debt? I mean, is that something you're thinking about on the balance sheet side?

T. Wilson Eglin:

No, at LIBOR plus 170. We think that the trust preferred given its duration is a pretty attractive piece of paper for us, and we would be unlikely to take it out.

Operator:

This concludes our question-and-answer session, I'd like to turn the conference back over to Will Eglin for the final remarks.

T. Wilson Eglin:

Thanks to all of you for joining us this morning. Please visit our website or contact Heather Gentry if you would like to receive our quarterly materials. And in addition, as always, you may contact me or the other members of our senior management team with any questions. Thanks again and have a great day.

Operator

Thank you, sir. We thank you all for attending today's presentation. You may now disconnect your lines.